FOR IMMEDIATE RELEASE
CONTACT:
Randall E. Black
Chief Executive Officer and President
(570) 662-2121

CITIZENS FINANCIAL SERVICES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM
MANSFIELD, PENNSYLVANIA – February 23, 2023 – Citizens Financial Services, Inc. (NASDAQ: CZFS) today announced that its Board of Directors has authorized a stock repurchase program under which the Company can repurchase up to 150,000 of the currently outstanding shares of the Company’s common stock at an aggregate purchase price not to exceed $15,000,000, over the period from April 22, 2023 through April 22, 2026, through open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934.
Randall E. Black, Chief Executive Officer and President, commented, “This repurchase program demonstrates the Board’s confidence in our future and our overall commitment to delivering added value to all of our shareholders, including providing an additional liquidity source for our currency.  Our capital allocation strategy prioritizes deploying our strong balance sheet to fund both internal and external opportunities that will support our long-term growth strategy.”

The actual timing, number and value of shares repurchased under the stock repurchase program will depend on a number of factors, including price and general business and market conditions. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time. Payment for shares repurchased under the program will be funded using the Company’s cash on hand.
About Citizens Financial Services, Inc.

Citizens Financial Services, Inc. (NASDAQ: CZFS) is a $[2.33] billion bank holding company conducting business through First Citizens Community Bank (“First Citizens”), a Pennsylvania-chartered commercial bank. First Citizens operates 31 full-service branch offices in Pennsylvania, Delaware and New York. For more information about Citizens Financial Services, Inc. and First Citizens, please visit www.firstcitizensbank.com.

Forward-looking Statements
This press release contains forward-looking statements, as that term is defined under the Securities Exchange Act of 1934, including statements regarding purchases by the Company of its common stock. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.  Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release or made elsewhere periodically by the Company or on its behalf.  The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.